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NEWS RELEASE
                                                  TRISH SCORPIO
                                                  CERIDIAN CORPORATION
                                                  612/853-4717

                                                  JAMES P. O'DROBINAK
                                                  ABR INFORMATION SERVICES
                                                  727/785-2819, X7207


                    CERIDIAN TO ACQUIRE ABR INFORMATION SERVICES
                          IN $750 MILLION CASH TRANSACTION

        ACQUISITION POSITIONS CERIDIAN AS THE LEADING SINGLE SOURCE PROVIDER
                  OF A FULL COMPLEMENT OF HUMAN RESOURCE SERVICES

                    CERIDIAN TO LAUNCH CASH TENDER OFFER FOR ABR

MINNEAPOLIS/PALM HARBOR, FL, May 3, 1999 - Ceridian Corporation (NYSE: CEN) and ABR Information Services, Inc. (NASDAQ: ABRX) jointly announced today that they have entered into a definitive agreement providing for Ceridian's acquisition of ABR at a price of $25.50 in cash per share in a transaction valued at approximately $750 million. ABR is a provider of comprehensive benefits administration, payroll, and human resource services to employers of all sizes.

The cash for the transaction is expected to come from existing Ceridian cash and borrowings. While the transaction is expected to be slightly dilutive before synergies to Ceridian's projected earnings per share in 1999 and 2000, it will be immediately accretive to cash flow and is expected to significantly increase the growth rate of Ceridian's Human Resource business.

Under the terms of the agreement, which was unanimously approved by the boards of directors of both companies, Ceridian will commence an all-cash tender offer for all outstanding shares of ABR at a price of $25.50 per share. The offer is conditioned upon, among other things, there having been validly tendered, and not withdrawn prior to the expiration of the tender offer, a number of ABR shares which equals a majority of the shares outstanding on a fully diluted basis and the receipt of all necessary regulatory approvals. The transaction is expected to be completed in the second quarter.

ABR (www.abr.com) is the nation's largest COBRA (Consolidated Omnibus Budget Reconciliation Act) compliance administrator and is a leading third party provider of open enrollment services, flexible spending account administration, and 401(k) and pension plan administration. The company also provides payroll and human resource information services to small businesses.

ABR, which has achieved revenue growth in excess of 30 percent for 20 consecutive quarters, is expected to generate approximately $120 million of revenue for its 1999 fiscal year. The company serves more than 50,000 customers, a number of them Fortune 500 companies, and it employs approximately 1,500 people. Based in the Tampa/St. Petersburg area, ABR operates marketing/service centers in Florida, New Jersey, Pennsylvania, Virginia, Maryland, Wisconsin, Colorado, Arizona and California.

Ceridian, which had total revenue of $1.2 billion in 1998, provides information services to customers in a number of markets, including human resources (HR). Its HR business generated $700 million of revenue in 1998; the business includes Ceridian Employer Services, a leading provider of HR information systems (HRIS) and outsourced payroll and tax filing services.


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"The addition of ABR builds on the solid base we have been creating since 1992 by expanding further into the fastest growing segments of the HR services market, including business process outsourcing, employee advisory services and retirement services," said Lawrence Perlman, chairman and chief executive officer of Ceridian.

"The combined forces of Ceridian and ABR will create a powerful, agile and capable team to achieve the leadership position in HR outsourcing," said Ronald
L. Turner, president and chief operating officer of Ceridian. "We will immediately be able to offer customers a combined payroll, tax filing, HRIS and benefits outsourcing solution, creating significant advantages for them, as well as for both enterprises. Both companies' business strategies, products sets, distribution channels, customer mixes and infrastructures are highly complementary.

"Upon completion of the transaction, we will leverage the distribution channels of the two organizations to provide ABR's offerings into Ceridian's prospect and customer base, and vice versa," Turner said. "The combination of the two companies should create a logical, beneficial cross-selling opportunity.

"Ceridian's new, feature-rich Source 500 HR information system and ABR's powerful new Maximilian benefits outsourcing system will combine to provide the strongest and most technically advanced product offering available today," Turner added.

"ABR has grown rapidly due to the extraordinary efforts of a wonderful group of employees," said James E. MacDougald, ABR's founder, chairman and chief executive officer, who will continue to lead the business. "Given Ceridian's strong resources and product set, this new partnership will allow ABR to grow even faster in the future, and I look forward to being part of Ceridian. The transaction will be beneficial to ABR's customers and employees, and provide a significant premium to its shareholders."

Bear, Stearns & Co. is financial advisor to Ceridian and dealer manager for the tender offer. The tender offer will be made only pursuant to definitive offering documents to be filed with the Securities and Exchange Commission. Goldman, Sachs & Co. is financial advisor to ABR.

Ceridian Corporation (www.ceridian.com) is a leading information services company that serves the human resources, transportation and media information markets. Ceridian's human resources businesses, in addition to Ceridian Employer Services, include Ceridian Performance Partners, a provider of fully integrated workplace effectiveness solutions; Centrefile, a provider of payroll and human resources management solutions in the United Kingdom; and Usertech, a provider of computer user training and performance support programs. Ceridian's other businesses include Comdata, a provider of transaction processing and information services to the transportation industry, and Arbitron, a research company serving the media industry.

ABR Information Services, Inc. provides comprehensive benefits administration, payroll and human resource services to employers seeking to outsource functions such as COBRA, HIPAA, payroll and tax deposit filings, flexible spending accounts, qualified plans and other services. ABR provides services to employers ranging in size from 20 to over 200,000 employees. ABR provides portability (primarily COBRA and HIPAA) services through the trade name CobraServ-Registered Trademark- and payroll and tax deposit filing services through the trade name PayAmerica-Registered Trademark-.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE STATEMENTS REGARDING CERIDIAN CORPORATION CONTAINED IN THIS RELEASE THAT ARE NOT HISTORICAL IN NATURE, PARTICULARLY THOSE THAT UTILIZE TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "ANTICIPATES," "ESTIMATES," "BELIEVES," OR "PLANS," OR COMPARABLE TERMINOLOGY, ARE FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS, AND ENTAIL VARIOUS RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN SUCH FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE SUCH MATERIAL DIFFERENCES INCLUDE CHANGES IN INTEREST RATES; THE ABILITY TO INCREASE REVENUE FROM CROSS-SELLING EFFORTS AND NEW PRODUCTS; SUCCESSFUL INTEGRATION OF THE PRODUCTS, TECHNOLOGIES AND OPERATIONS OF ABR; ACHIEVEMENT OF SATISFACTORY CUSTOMER RETENTION RATES; THE ABILITY TO EXPAND THE LOCAL FUELING MARKET BUSINESS; THE ABILITY TO IMPROVE OPERATING MARGINS IN THE HUMAN RESOURCE SERVICES BUSINESS; SUCCESSFUL IMPLEMENTATION OF SYSTEM UPGRADES AND CONVERSIONS; AND OTHER FACTORS THAT ARE DESCRIBED ON PAGE 15 OF CERIDIAN'S 1998 ANNUAL


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REPORT. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION AVAILABLE TO
CERIDIAN ON THE DATE HEREOF, AND IT ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS ABOUT ABR THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, RISKS SUCH AS: (i) POTENTIAL FOR UNFAVORABLE INTERPRETATION OF GOVERNMENT REGULATIONS OR NEW GOVERNMENT LEGISLATION; (ii) THE ABILITY TO ATTRACT AND RETAIN QUALIFIED SALES, INFORMATION SERVICES AND MANAGEMENT PERSONNEL; (iii) POTENTIAL INCREASES IN ABR'S COSTS; (iv) POTENTIAL LOSS OF ANY MATERIAL CUSTOMER; (v) THE FINANCIAL CONDITION OF ITS CLIENTS; (vi) THE IMPACT OF COMPETITION FROM EXISTING AND NEW ORGANIZATIONS; (vii) THE FAILURE TO MANAGE GROWTH AND SUCCESSFULLY INTEGRATE WITH CERIDIAN; AND (viii) OTHER FACTORS WHICH ARE DESCRIBED IN FURTHER DETAIL IN ABR'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON INFORMATION AVAILABLE TO ABR ON THE DATE HEREOF, AND IT ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS.